Exhibit 99.1

Investor / Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc.                                      (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS IMPROVED 2003 FOURTH QUARTER
AND FISCAL YEAR RESULTS

POWAY, CA., February 18, 2004 – Aldila, Inc. (NASDAQ:NMS:ALDA) reported higher net sales of $9.8 million for the fourth quarter ended December 31, 2003 compared to $9.1 million in the same quarter of 2002.  The Company reported a net loss of $1.3 million  ($0.26 loss per share) for the fourth quarter of 2003 compared to a net loss of $1.8 million ($0.36 loss per share) in the same quarter of 2002.  Included in the fourth quarter of 2003 was an impairment charge of $2.2 million (pre tax) related to Aldila’s investment in Carbon Fiber Technology LLC, a joint venture limited liability company.

Excluding the impairment charge and the income tax benefit of $183,000, Aldila’s 2003 fourth quarter net income would have been $762,000 ($0.16 earnings per share).  Included in the fourth quarter of 2002 was a charge of $300,000 (pre tax) for facility consolidation, a valuation allowance of $1.9 million related to the Company’s deferred tax assets, and an adjustment of $677,000 to previously accrued tax reserves.  Excluding these items, Aldila’s 2002 fourth quarter net loss would have been $875,000 ($0.18 loss per share).

For the year ended December 31, 2003 net sales were $37.8 million, compared to net sales of $37.5 million in 2002.  The Company reported a net loss of $1.7 million ($0.35 loss per share) for 2003 compared to a net loss of $2.8 million ($0.57 loss per share) in 2002.  Excluding the impairment charge and the income tax benefit of $183,000 that affected the fourth quarter and fiscal year results in 2003, the Company’s net income would have been $311,000 ($0.06 earnings per share).  Excluding the consolidation charge and the adjustments related to taxes that affected the fourth quarter and fiscal year results in 2002 the Company’s net loss would have been $1.6 million ($0.33 loss per share).

Aldila’s cash and cash equivalents increased by $3.6 million to $6.9 million as of December 31, 2003 with no outstanding borrowings.

“We are pleased with the progress our business has made during fiscal year 2003, particularly in the third and fourth quarters, which is reflected in positive performance results prior to the impairment charge.  Net sales in the fourth quarter increased 7.7% and the average selling price of golf shaft units sold increased 12.7% over the 2002 fourth quarter,” said Peter R. Mathewson, Chairman and CEO, Aldila, Inc.  Shipments of both value and premium golf shaft units in the 2003 fourth quarter declined 10.5% and 6.6%, respectively, for a total decline of units shipped of 8.0% compared to the comparable quarter in 2002.  For the 2003 year net sales were essentially flat with the prior year.  The average selling price of golf shaft units sold increased 10.9% and units shipped declined by 14.5% in the 2003 year as compared to 2002.

“Aldila’s solid performance in the second half of 2003 is a result of cost reductions and the market acceptance of our new green NV™ wood shaft product line, which features our exclusive micro laminate technology,” Mr. Mathewson said.  “The NV™ shaft is being embraced by virtually every first and second tier club company as an integral part of their custom fitting programs.  Several of these club companies have added the shaft to custom stock programs, which validates our belief the NV™ shaft is being widely recognized by end users as the shaft of choice in their favorite drivers.  We have added the NV™ hybrid shaft to our product line for the increasing number of hybrid utility clubs being introduced by club companies into the market place.”

“In our non-golf business, predominantly comprised of hockey products and composite prepregs, the business with Mission Hockey grew nicely in 2003 and they have recently introduced new products into the market for 2004.  Sales of composite prepregs are expected to grow in 2004 based on the level of potential new accounts qualifying our materials,” said Mr. Mathewson.

Last week on February 11, 2004 Aldila announced that Carbon Fiber Technology LLC (“CFT”) a joint venture limited liability company owned by it and its joint venture partner, had entered into a non-binding letter of intent to sell selected assets of CFT to an independent third party with the proceeds from the transaction, if consummated, shared equally between the joint venture partners.  Based upon the estimated valuation of the transaction, the Company recorded an impairment charge of $2.2 million in the fourth quarter of 2003.

The Company repurchased 43,300 shares of its common stock during the fourth quarter of 2003 at prices ranging between $3.25 and $3.50 per share.  The Company repurchased 62,499 shares of common stock during the year at prices ranging between $1.70 and $3.50.  These purchases were made pursuant to the Company’s previously announced stock buyback program.

Aldila, Inc. is a leader among manufacturers of graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila manufactures and assembles hockey sticks and blades, in addition to the manufacture of composite prepreg material for its golf shaft business and external sales.  Aldila also manufactures carbon fiber for internal use through an ownership interest in Carbon Fiber Technology LLC.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, “belief the NV™ shaft is being widely recognized by end users as the shaft of choice in their favorite drivers” and “sales of composite prepregs are expected to grow in 2004.”  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2002, under “Business Risks” in Part I, Item 1, and  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K.  The forward-looking statements in this press release are particularly subject to the risks that

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV shaft and product offerings outside the golf industry, will not achieve success with consumers or OEM customers;

•                  our business with Mission Hockey will not continue to grow;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  that the sale of the selected assets of CFT to a third party is not consummated;

•                  Carbon Fiber Technology LLC will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT, at reasonable market prices.

For additional information about Aldila, Inc., please go to the Company’s Website at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2003	December 31, 2002
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,919	$3,286
Accounts receivable	4,613	4,393
Income taxes receivable	—	1,185
Inventories	7,778	8,538
Prepaid expenses and other current assets	399	497
Total current assets	19,709	17,899

PROPERTY, PLANT AND EQUIPMENT	4,776	6,167

INVESTMENT IN JOINT VENTURE	4,287	6,825

OTHER ASSETS	241	268

TOTAL ASSETS	$29,013	$31,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,067	$2,912
Accrued expenses	1,461	1,825
Total current liabilities	4,528	4,737

LONG-TERM LIABILITIES:
Deferred rent and other long-term liabilities	39	69
Total liabilities	4,567	4,806

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 4,885,149 shares in 2003 and 4,947,648 shares in 2002, respectively	48	49
Additional paid-in capital	41,803	41,983
Accumulated deficit	(17,405)	(15,679)
Total stockholders’ equity	24,446	26,353

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$29,013	$31,159

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)

NET SALES	$9,785	$9,087	$37,807	$37,462
COST OF SALES	7,709	8,234	30,586	32,828
Gross profit	2,076	853	7,221	4,634

SELLING, GENERAL AND ADMINISTRATIVE	1,346	1,684	6,989	7,334
PLANT CONSOLIDATION	—	300	—	300
Operating income (loss)	730	(1,131)	232	(3,000)

OTHER EXPENSE (INCOME):
Interest expense	4	9	23	94
Other, net	5	17	48	62
Impairment of investment in joint venture	2,220	—	2,220	—
Equity in earnings of joint venture	(41)	(77)	(150)	(269)

LOSS BEFORE INCOME TAXES	(1,458)	(1,080)	(1,909)	(2,887)
(BENEFIT) PROVISION FOR INCOME TAXES	(183)	697	(183)	(43)

NET LOSS	$(1,275)	$(1,777)	$(1,726)	$(2,844)

NET LOSS PER COMMON SHARE	$(0.26)	$(0.36)	$(0.35)	$(0.57)

NET LOSS PER COMMON SHARE, ASSUMING DILUTION	$(0.26)	$(0.36)	$(0.35)	$(0.57)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	4,910	4,948	4,934	4,948

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	4,910	4,948	4,934	4,948

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve months ended December 31,
	2003	2002
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,726)	$(2,844)
Depreciation and amortization	1,798	1,921
Impairment of investment in joint venture	2,220	—
Loss (gain) on disposal of fixed assets	26	(11)
Undistributed income of joint venture, net	(182)	(249)
Changes in working capital items, net	1,861	3,656
Net cash provided by operating activities	3,997	2,473

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(699)	(362)
Proceeds from sales of property, plant and equipment	16	19
Distributions from joint venture	500	890
Net cash (used for) provided by investing activities	(183)	547

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under line of credit	—	887
Payments under line of credit	—	(887)
Repurchases of common stock	(181)	—
Net cash used for financing activities	(181)	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,633	3,020

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,286	266

CASH AND CASH EQUIVALENTS, END OF PERIOD	$6,919	$3,286